Exhibit 99.1

CONTACT:

John Ferron

Purple Communications

CFO and COO

jferron@purple.us

415-408-2340

Laura Kowalcyk

CJP Communications

lkowalcyk@cjpcom.com

212-279-3115 x209

PURPLE COMMUNICATIONS™ ANNOUNCES FIRST QUARTER 2009 RESULTS

NOVATO, CA – May 14, 2009 – Purple Communications, Inc. (Nasdaq: PRPL), a leading provider of video and text relay services, and professional interpreting for deaf, hard-of-hearing, and speech-disabled persons, today announced results for the first quarter ended March 31, 2009. Earlier today, the Company filed with the Securities and Exchange Commission (“SEC”) its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

Total revenue for the three months ended March 31, 2009 was $34.6 million, compared to $29.1 million for the three months ended March 31, 2008. Quarterly revenue growth over last year was primarily attributable to the July 1, 2008 acquisitions of Sign Language Associates, Inc. and Visual Language Interpreting, Inc., providers of community in-person interpreting services as well as organic growth from its video relay services.

Net loss for the three months ended March 31, 2009 was approximately $0.9 million compared with a net income of $0.4 million for the three months ended March 31, 2008. Net loss applicable to common shareholders, when taking into account $0.9 million of accrued preferred stock dividends, was $1.8 million or $0.20 per common share, for the three months ended March 31, 2009 compared with a net loss $0.3 million, or $0.04 per common share, when taking into account $0.7 million of accrued preferred stock dividends, for the three months ended March 31, 2008.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), which is a non-GAAP measure, for the quarter ended March 31, 2009 was $4.3 million, when adjusting for approximately $0.5 million of non-cash employee compensation charges and $0.5 million of restructuring charges as measured under the terms of the Company’s credit agreements.

Cash provided from operations for the quarter ended March 31, 2009 was $0.7 million, principally resulting from income from operations. Capital expenditures for the quarter ended March 31, 2009 were $1.1 million, used primarily to fund telecommunications infrastructure upgrades and a new production network platform. On March 31, 2009, the Company made a voluntary principal prepayment of debt in the amount $3.0 million on its first lien credit facility.

As of March 31, 2009, the Company had approximately $9.8 million in unrestricted cash and cash equivalents as well as $0.2 million in restricted cash. Additionally, the Company has $13.0 million of borrowing capacity under its revolving line of credit. As of March 31, 2009, the Company is in full compliance with the terms of its credit agreements.

“The Americans with Disabilities Act is working and more and more people are able to benefit from the accessibility provided through the telecommunications relay industry. Ten digit numbering is a transformative event and a real breakthrough in terms of communications accessibility for deaf consumers, but it is also confusing for consumers as to their options and we have had to increase our focus on outreach and education in this area, particularly given the video market being largely controlled by a single provider,” said Dan Luis, CEO of Purple Communications. “As the government focuses on long term stimulus programs to bring broadband to underserved consumer groups, we believe this enhances a deaf person’s ability to access relay services whether at home or in the workplace which when combined with 10-digit numbering and new technologies, improves opportunities for true functional equivalence. Overall we are excited to be part of this wave of change in the industry and particularly through new products and other services we are introducing this quarter.”

“We’re pleased to have our integration activities behind us now so that we can divert full attention to managing our core business performance and capitalizing on our diverse revenue sources. We remain highly focused on managing our cost structure and improving profitability during a period of uncertainty as the FCC, other providers, and consumers navigate through the complexity of implementing 10-digit numbering in our industry,” said John Ferron, Purple’s Chief Financial Officer and Chief Operations Officer. “We are currently investing and will continue to invest through the remainder of this year in bundled end point hardware and software solutions and believe that our continued emphasis on providing the deaf and hard of hearing community with more and better choices of service and user devices will better position us in our competitive industry by increasing customer loyalty.”

About Purple Communications, Inc.

Purple Communications, Inc., formerly known as GoAmerica, Inc. (“Purple Communications” or the “Company”), is a leading provider of video and text relay services, and professional interpreting for deaf, hard-of-hearing, and speech-impaired persons. The Company’s vision is to enable free-flowing communication between people, inclusive of differences in abilities, languages, or locations. For more information on the Company or its services, visit www.purple.us or contact Purple Communications directly by voice at 415-408-2300, by Internet relay by visiting www.i711.com or www.ip-relay.com, or by video phone by connecting to hovrs.tv.

Safe Harbor

Certain statements made in this press release are forward-looking statements that reflect management’s current outlook and are based upon current assumptions. Such forward-looking statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue” or similar terms, variations of such terms or the negative of those terms that convey uncertainty of future events or outcomes. Actual results could differ materially from those projected in the forward-looking statements as a result of the following risks and uncertainties, among others: (i) our ability to integrate our acquisitions into our existing businesses and operations; (ii) our ability to respond to the rapid technological change of the telecommunications relay service (known as “TRS”) and/or wireless data industries and offer new or enhanced services; (iii) our dependence on wireline and wireless carrier networks and technology platforms supporting our relay services; (iv) our ability to respond to increased competition in the TRS and/or wireless data industries; (v) our dependence on a single-source supplier for our mobile video phone; (vi) our ability to generate revenue growth; (vii) our ability to increase or maintain gross margins, profitability, liquidity and capital resources; (viii) unanticipated expenses or liabilities or other adverse events affecting our cash flow; (ix) limitations on our ability to borrow funds and satisfy the covenants under our credit arrangements or obtain new credit arrangements or other financing, if necessary; (x) uncertainty regarding the success of the launch of our new mobile video phone product; (xi) unanticipated decreases in reimbursement rates through the federal TRS fund; (xii) uncertainties associated with changing governmental regulations and difficulties inherent in predicting the outcome of regulatory processes; (xiii) our ability to attract and retain interpreters and other key personnel and (xiv) such other risks and uncertainties as discussed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal year 2008. As a result of these and other factors, there can be no assurance that the results contemplated in forward-looking statements will be realized. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Purple Communications”, the “Purple Communications” logo, “Purple” “i711”, and the “i711.com” logo, “Relay and Beyond”, and “Hands On VRS” are registered trademarks of Purple Communications. “i711.com”, “i711 Wireless”, “Mobile Video Phone”, and “MVP” are trademarks and service marks of Purple Communications. Other names may be trademarks of their respective owners.

Purple Communications, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2009 (unaudited)	December 31, 2008
Assets
Current Assets:
Cash and cash equivalents	$9,778	$13,246
Accounts receivable, less allowance for doubtful accounts of $377 in 2009 and 2008	16,823	15,463
Merchandise inventories	1,527	385
Prepaid expenses and other current assets	1,098	1,216

Total current assets	29,226	30,310
Property, equipment and leasehold improvements, net	8,000	7,674
Identifiable intangible assets, net	54,738	56,485
Goodwill	70,295	70,295
Other assets	1,191	1,217

Total assets	$163,450	$165,981

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,473	$2,276
Accrued expenses	13,884	15,087
Current portion of long term debt	400	400
Other current liabilities	176	190

Total current liabilities	18,933	17,953
Accrued preferred dividends	4,125	3,271
Long term debt less current portion, net of discount of $1,846 and $1,934, in 2009 and 2008, respectively	64,254	67,266
Other liabilities	934	975
Stockholders equity	75,204	76,516

Total liabilities and stockholders’ equity	$163,450	$165,981

Purple Communications, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three month ended March 31,
	2009	2008
Revenues	$34,575	$29,052
Costs and expenses:
Cost of revenues	19,850	15,384
Operating expenses	11,432	9,974
Depreciation & amortization	2,537	1,632

Total Costs and expenses	33,819	26,990

Profit/(Loss) from operations	756	2,062
Other income/(expenses):
Loss on Interest rate cap agreement	(4)	(32)
Net interest income and expenses	(1,519)	(1,665)

Total other income/(loss)	(1,523)	(1,697)
Loss before benefit from income taxes	(767)	365
Income tax benefit, net	175	—

Net loss	(942)	365
Preferred Dividends	(854)	(714)

Net income/(loss) applicable to common stockholders	($1,796)	($349)

Loss per share- Basic and Diluted:
Basis and Diluted loss per share	($0.20)	($0.16)
Weighted average shares	9,153,855	2,239,080